EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 21 day of November, 2007 by and between **Global Energy Inc.**, a company incorporated under the laws of the State of Nevada, U.S.A., with an address at Suite 520 – 1122 Mainland Street, Vancouver, British Columbia (the "**Company**") and **Yossi Raz**, an individual residing at ,12 Nurit Str,Haifa, Israel (the " **Employee** ").

WHEREAS the Company is in the business of renewable and alternative fuels (the "**Business**"); and

WHEREAS, Employee introduced the KDV technology of Dr. C. Koch from Germany that produces Diesel oil from different types of wastes to the Company

WHEREAS, from 01-05-07 through 01-11-07 the Employee provided the Company consulting services, through its private company N.D.Raz Business and Projects Development company, as an independent contractor, pursuant to a consulting service agreement between the parties (the "**Consulting Services Agreement**"); and

WHEREAS On the 01-11-07, the Company suggested Yossi Raz to terminate the Consulting Services Agreement and continue to work for the Company as an employee.

WHEREAS the Company wishes to appoint the Employee to serve in the role of Vice President for Project Development and Chief Technology Officer; and

WHEREAS The Employee and the Company wish to formally record the terms and conditions upon which the Employee will be employed by the Company, and each of the Company and the Employee have agreed to the terms and conditions set forth in this Agreement (the "**Agreement**"), as evidenced by their execution hereof.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto do agree as follows:

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13134/8500/861096.6

1. ENGAGEMENT

1.1. Term. Unless terminated earlier in accordance with the provisions hereof, the term of employment under this Agreement shall commence on 01-11-07 (the "**Effective Date**") and shall continue until terminated by either party as provided herein (the "**Term**").

1.2. The Employee agrees to faithfully, honestly and diligently serve the Company and to devote most of Employee's time, attention and best efforts to further the business and interests of the Company during the period of this Agreement. The Employee agrees and undertakes to inform the board of directors of the Company (the "**Board**") immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. For the avoidance of doubt, nothing in this Section 1.2 shall degrade from the Employee's obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

1.3. The Company is aware and declares its agreement to the Employee engagement on a part time basis as consultant to International Power Group from Florida U.S.A and that the Employee is a partner in Drinking Water Wells contract with the government of Israel for the next 15 years. However Employee hereby undertakes and declares that these activities shall not interfere with his duties hereunder, nor shall they cause any conflict of interest vis-à-vis the Company.

1.4. Duties. The Employee's services hereunder shall be provided on the basis of the following terms and conditions:

1.4.1. Reporting directly to the Company's CEO, the Employee shall serve as Vice President for Project Development and Chief Technology Officer of the Company;

1.4.2. The Employee shall be responsible for all duties entrusted to him as Vice President for Project Development and Chief Technology Officer of the Company, all subject to any applicable law and to instructions provided by the Board and/or the C.E.O from time to time;

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1.4.3. The Employee shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize his professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Employee shall provide any other services not specifically mentioned herein, but which by reason of the Employee's capability the Employee knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

1.4.4. The Employee shall assume, comply, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board and or the C.E.O; and

1.4.5. The Employee shall report the results of his duties hereunder to the C.E.O or the Board of Directors as it may request from time to time.

2. COMPENSATION

2.1. The parties hereby agree that the total monthly cost that shall be incurred by Company for the employment of the Employee shall be $ 15,000 US per month ("**Employer's Cost**"). For the avoidance of doubt, the Employer's Cost, as defined above, includes the cost of all payments due to Employee as an employee of the Company pursuant to this Agreement, Including any taxes, duties and any other expenditure incurred by Company pursuant to this Agreement as well as any applicable law, excluding Expenses as this term is defined below. Without limitation to the aforesaid: Employer's Cost shall also include the employee's salary, allocation for pension, insurance, manager's insurance, education fund, and any other fund set up for severance pay, compensation, disability insurance, vacation pay, convalescence pay, sick pay, national insurance, and any other payment and/or right; all unless otherwise expressed in this Agreement.

2.2. The Pension Fund will be under the employee ownership and will be for his use upon termination of this agreement.

2.3. The gross monthly salary to be paid to the Employee, which will be calculated according the aforesaid Employer's Cost, will hereinafter be referred to as the "Salary".

2.4. Notwithstanding the above, in the event that the Company shall raise an additional aggregate investment of USD $4,000,000 in cash from third party investors in exchange for Company's equity (i.e. stock, debentures, transferable notes, etc) in one or more transaction, not including any financing package for any particular project, the total Employer's Cost will increase immediately after such aggregated investment has been consummated, to a maximum amount of USD $22,000 per month (hereinafter the "**Increased Employer Cost**"), and the salary to be paid to the Employee, will be calculated according the above mentioned Increased Employer's Cost.

2.5. The Salary shall be paid in NIS converted pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Any deductions required to be made by the Company and submissions to relevant tax or other authorities will be deducted at source.

2.6. The Employee's position is regarded as a positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Employee; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Employee and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.7. Expenses. Employee will be reimbursed by the Company for all pre approved business expenses incurred by the Employee in connection with his duties, within previously approved budgets, upon submission of a monthly documented statement expenses. This includes, without limitation, payments of expenses incurred when traveling abroad, per diem payments for travel abroad. The Employee shall bear any tax payments resulting from the aforesaid, to the extent applicable.

2.8. Options. The Employee shall be entitled to participate in the Employee Stock Incentive Plan pursuant to Section 102 of the Israeli Income Tax Ordinance adopted by the Company (the "**Plan**")

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only once the price of the Company's share has risen to at least US$2.5 and will be traded in such price or higher for a period of at least 30 consecutive days ("**Grant Threshold**"). At such time The Company shall issue to the Employee options (the "**Options**") to acquire 1,150,000(one million) shares of the Company pursuant to the Plan, at an exercise price of US $2.2per share (**equal to the closing price per share** with Yorkville Advisors (previously Cornell Capital) (the date of grant of the Options called, the "**Option Granting Date**"). Such Options will be granted on the following terms:

(i) One-quarter (25%) shall be vested upon the the 1-11-2008 and One-quarter (25%) shall be vested upon each of the next 3 1-11 dates of the following years thereafter, provided that the Employee continues to be employed by the Company at the applicable date of vesting.

2.8.1. It is agreed by the Company that until the Company's share price passes the Grant Threshold, the Employee will be entitled to a success fee for the introduction of dr.koch and his technology to the Company equal to 1% of all plants total value purchase by the Company or any of its affiliates or partners or clients from Alphakat and/or Dr Koch ("Success Fee"). It is also agreed that once Employee in eligible to receive options under this Agreement he shall no longer be entitled to any such Success Fee.

2.8.2. In addition to the above and to the Company share price passing the Grant Threshold as set forth above, in the event that Employee, on behalf of the Company, was involved in the closing of a deal of at least USD $50,000,000 in net proceeds ("**Financing Transaction**") and such deal is closed and consummated, and the applicable project has a financial closing and or/started to be implemented than the Employee shall be entitled to an additional 500,000 options on the same terms as set forth above at an exercise price per share equal to $2.2 as define above.

2.8.3. The Employee acknowledges that in order to receive the Options, he will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws, including the Stock Option Agreement to be executed between the Employee and the Company (the "**Stock Option Agreement**").

2.9. Vacation; Recreation Pay. The Employee shall be entitled to cumulative paid vacations of 28 working days per year. Form the previous consulting agreement with the Employee company the Company recognize the fact that this contract terminated after 6 month which entitled the employee for 14 working days of vocation in addition to the other mentioned days In addition, Employee shall be entitled to sick leave and Recreation Pay according to applicable law. Employee shall be entitled to cash redemption of only vested mandatory vacation days upon termination of this agreement, with or without cause, according to Israeli Labor Law and practice.

2.10. Deductions. The Employee acknowledges that all payments by the Company in respect of the services provided by the Employee shall be net of all amounts which the Company as employer is required to deduct or withhold from the Salary or other payments to an Employee in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).

3. SOCIAL INSURANCE AND BENEFITS

3.1. Subject to the limits of the Employer's Cost and Increased Employer Cost described above, the Employee will obtain and maintain a pension fund of his choice under his ownership ("**Pension Fund**") and a Disability Insurance ("**Ovdan Kosher Avoda**") in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Appendix A.

It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Pension Fund on account of both the Company's and Employee's Contributions. It is hereby clearly agreed and understood that the amounts accrued in the Pension Fund on account of the Company's Contribution shall be in lieu and

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in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as **Appendix A**

3.2. Effect of Termination. Upon termination of this Agreement by either party, , the Company shall assign and transfer to the Employee, after Employee has met all of Employee's obligations hereunder in connection with such termination of employment, the ownership in the aforesaid Pension Fund.

3.3. Keren Hishtalmut. Subject to the limits of the Employer's Cost and Increased Employer Cost described above, the Company and Employee shall open and maintain a Keren Hishtalmut Fund (the "**Fund**") at any choice of the employee The Company shall contribute to the Fund an amount equal to 7.5% of each monthly Salary payment up to the maximum amount recognized for tax benefits pursuant to the Income Tax Ordinance, and Employee shall contribute to the Fund an amount equal to 2.5% of each monthly Salary payment up to the maximum amount recognized for tax purposes pursuant to the Income Tax Ordinance. Employee hereby instructs the Company to transfer to the Fund the amount of Employee's and the Company's contribution from each monthly Salary payment.

4. **CONFIDENTIALITY**

4.1. Maintenance of Confidential Information. The Employee acknowledges that in the course of employment hereunder the Employee will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its associates or customers (the "**Confidential Information**"). For the purposes of this Agreement, "**Confidential Information**" includes, without limitation, trade secrets, inventions,

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innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.

4.2. The Employee acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly the Employee covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Employee, the Employee will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.3. Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect any of the following Confidential Information:

4.3.1. Any documents and plants he developed before he became an employee of the company and all his knowledge as an Electrical and Mechanical engineer and MBA in business administration and International marketing and project engineering, project procurement, project construction and implementation and project operation and maintenance.

4.3.2. is available to the public generally in the form disclosed;

4.3.3. becomes part of the public domain through no fault of the Employee;

4.3.4. is already in the possession of the Employee at the time of receipt of the Confidential Information, as can be proven by written documentation; or

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4.3.5. is compelled by applicable law to be disclosed, provided that the Employee gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.4. Developments. Any information, technology, technical data or any other thing or documentation whatsoever that are lawfully owned by the Company or developed by the Employee for the Company or in the context of Employees duties as employee of the Company hereunder, which the Employee, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Employee's employment with the Company or which the Employee, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "**Developments**") during the Term or at any time thereafter during which the Employee is employed by the Company shall automatically form part of the Confidential Information, and shall become and remain the sole and exclusive property of the Company. Accordingly, the Employee does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Employee during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

4.5. Protection of Developments. The Employee does hereby agree that, both before and after the termination of this Agreement, the Employee shall perform such further acts and execute and deliver

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such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 4.3 hereof.

4.6. Fiduciary Obligation. The Employee declares that the Employee's relationship to the Company is that of fiduciary, and the Employee agrees to act towards the Company, and otherwise behave as a fiduciary of the Company.

4.7. Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Employee of any of the provisions contained in this Article 4 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Employee agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.8. Reasonable Restrictions. The Employee agrees that all restrictions in this Article 4 are reasonable.

5. NON-COMPETITION

5.1. Non Competition. Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the

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Company's business except to the occupations described in sub sections 1.3 above that the Employee is engage with before and in parallel to his employment hereunder, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within six (6) months thereafter.

5.2. No Solicitation. Employee agrees and undertakes that during the period of his employment and for a period of 12 months following termination,. he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Employee as described above only after the expiration of twelve months after the effective date of such termination.[This means that Yossi is prohibited from employing Companies personal in his other endeavors]

6. TERMINATION

6.1. Termination. This Agreement may be terminated at any time by Either the Employee or the Company with 90 days notice , without Cause

6.2. The Notice Period.

6.2.1. During the period following the notice of termination (the "**Notice Period**"), Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company's organization of the person or persons who will assume Employee's responsibilities.

6.2.2. This Agreement shall remain in full force and effect until the end of the Notice Period and there shall be no change in Employee's compensation terms or any of his obligations hereunder during such Notice period unless otherwise agreed by the parties hereto in writing.

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6.2.3. Notwithstanding Section 6.2.2 above, during the Notice Period the Company may, at its discretion, relieve Employee of his position immediately, upon which Employee shall leave the Company on such notice from the Company. Such actions shall not derogate in any way or manner whatsoever from Employee's rights to receive the Salary until the end of the Notice period.

6.3. Limitation of Damages. It is agreed that in the event of termination of employment, neither the Company, nor the Employee shall be entitled to any notice, or payment in excess of that specified in this Article 6.

6.4. Return of Materials. Within three (3) days of any termination of employment hereunder, or upon any request by the Company at any time, the Employee will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which "assets" include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Employee either for the purpose of performing the employment services hereunder or for any other reason. The Employee acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Employee agrees to return them to the Company in the same condition as the Employee received such Confidential Information and assets.

6.5. Effect of Termination. Articles 4 and 5 hereto and hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

7. MUTUAL REPRESENTATIONS

7.1. Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

7.2. The Company represents and warrants to Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or

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conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

7.3. Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

8. NOTICES

8.1. Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

8.1.1. in the case of the Company, to:
Global Energy Inc.
Suite 520 – 1122 Mainland Street
Vancouver, BC V6B 5L1
Canada (Fax: (604) 630-6551)

8.1.2. and in the case of the Employee, to the Employee's last residence address known to the Company.

8.2. Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

9. GENERAL

9.1. Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Employee by the Company including the Consulting Services Agreement are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant,

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condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

9.2. Termination of the Consulting Services Agreement. The parties hereby irrevocably terminate the Consulting Services Agreement. Employee hereby waives any and all claims and/or demands and/or causes of action that he, directly or indirectly, may have against the Company, for payments or other benefits deriving from the Consulting Services Agreement or the termination thereof except for out of pocket expenses payments as per expenses reports that are to be issued for the period of the Consulting servises and the 14 days vocation from these period..

9.3. Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

9.4. Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

9.5. Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

9.6. Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

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9.7. Assignment. Except as herein expressly provided, the respective rights and obligations of the Employee and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, ensure to the benefit of and be binding upon the Employee and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8. Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

9.9. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

9.11. Inurnment. This Agreement is intended to bind and inure to the benefit of the Company, its successors and assigns, and the Employee and the personal legal representatives of the Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

GLOBAL ENERGY INC.	**YOSSI RAZ**

Appendix A

אישור כללי בדבר תשלומי מעבידים לקרן
פנסיה ולקופת ביטוח במקום פיצויי פיטורים

לפי חוק פיצויי פיטורים, התשכ"ג-1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג-1963 [1] (להלן: **"החוק"**) אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדיו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד-1964 [2] (להלן: **"קרן פנסיה"**), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתוכנית קצבה ולתוכנית שאינה לקצבה בקופת ביטוח כאמור (להלן: **"קופת ביטוח"**), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תוכנית לקצבה ובין אם לאו(להלן: **"תשלומי המעביד"**), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן: **"השכר המופטר"**), ובלבד שנתקיימו כל אלה:

(1) תשלומי מעביד

(א) לקרן פנסיה אינם פחותים מ- % 1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם % 1/3 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) % 1/3 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור דרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % 2½ מן השכר המופטר, לפי הנמוך מביניהם (להלן: **"תשלום לביטוח אובדן כושר עבודה"**);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 1/3 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך חוזה בכתב בין המעביד לבין עובד ובו –

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין: בחוזה האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים או יותר.

(3) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

ט"ו בסיוון התשנ"ח (9 ביוני 1998)

(חמ 3-32)

אליהו ישי

שר העבודה והרווחה

ס"ח התשל"ג, עמ' 136

2 ק"ת התשל"ד, עמ' 1302